EXHIBIT 4

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     For fiscal years ended December 31, 2003 and December 31, 2002, KPMG LLP and its affiliates were paid by Cameco Corporation and its subsidiaries the following fees:

	2003	2002

Audit fees	$524,000	$623,000

Audit – related fees:
Proposed AIM Listing for AGR	$11,000	$57,000
Prospectus	65,000	—
Translation services	26,000	—
Accounting disclosure	23,000	—

	$125,000	$57,000
Tax:
Compliance	$96,000	$97,000
Planning and advice	127,000	177,000

	$223,000	$274,000
All other fees:
Special investigation	$25,000	$30,000

	$25,000	$30,000

Total	$897,000	$984,000

     Cameco Corporation’s audit committee is required to pre-approve the audit and non-audit services performed by the external auditors, including the tax and all other fees noted above, in order to ensure the independence of the external auditors. Unless a type of service to be provided by the external auditor receives general pre-approval, it requires specific pre-approval by Cameco’s audit committee or audit committee chair or, in the absence of the committee chair, a member of the audit committee as designated by the audit committee or board.